EXHIBIT 3.5

STATE OF DELAWARE

CERTIFICATE OF MERGER

OF

ICELAND ACQUISITION SUBSIDIARY, INC.

INTO

INFUSYSTEM, INC.

Pursuant to Title 8, Section 252 of the Delaware General Corporation Law (the “DGCL”), the undersigned corporation executed the following Certificate of Merger:

FIRST: The name of each constituent corporation is Infusystem, Inc., a California corporation, and Iceland Acquisition Subsidiary, Inc., a Delaware corporation.

SECOND: The Merger Agreement, dated as of October 25, 2007, by and between InfuSystem, Inc. and Iceland Acquisition Subsidiary, Inc. (the “Merger Agreement”), has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations pursuant to Title 8, Section 252 of the DGCL.

THIRD: The name of the surviving corporation is InfuSystem, Inc., a California corporation.

FOURTH: The Articles of Incorporation of InfuSystem, Inc. shall be the Articles of Incorporation of the surviving corporation.

FIFTH: The merger is to become effective on October 25, 2007.

SIXTH: The Merger Agreement is on file at an office of InfuSystem, Inc., the address of which is 1551 East Lincoln Avenue, Suite 200, Madison Heights, MI 48071-4148.

SEVENTH: A copy of the Merger Agreement will be furnished by InfuSystem, Inc., on request and without cost, to any stockholder of the constituent corporations.

EIGHTH: InfuSystem, Inc. agrees that it may be served with process in the State of Delaware in any proceeding for enforcement of any obligation of Iceland Acquisition Subsidiary, Inc., as well as for enforcement of any obligation of InfuSystem, Inc., as the surviving corporation, arising from this merger, including any suit or other proceeding to enforce the rights of any stockholders as determined in appraisal proceedings pursuant to the provisions of Section 262 of the DGCL, and irrevocably appoints the Secretary of State of Delaware as its agent to accept service of process in any such suit or proceeding. The Secretary of State shall mail any such process to InfuSystem, Inc. at 1551 East Lincoln Avenue, Suite 200, Madison Heights, MI 48071-4148.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Merger on this 25th day of October, 2007.

INFUSYSTEM, INC.,
a California corporation

By:	/s/ Pat LaVecchia
Name:	Pat LaVecchia
Title:	Secretary